          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2002
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             HEWLETT-PACKARD COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   ----------

          DELAWARE                                              94-1081436
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                3000 HANOVER STREET, PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                              ANN O. BASKINS, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                3000 HANOVER STREET, PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:

CHARLES N. CHARNAS, ESQ.                             MARTIN W. KORMAN, ESQ.
 MELANIE D. VINSON, ESQ.                          BRADLEY L. FINKELSTEIN, ESQ.
 HEWLETT-PACKARD COMPANY                        WILSON SONSINI GOODRICH & ROSATI
   3000 HANOVER STREET                              PROFESSIONAL CORPORATION
   PALO ALTO, CA 94304                                 650 PAGE MILL ROAD
    (650) 857-1501                                     PALO ALTO, CA 94304
                                                        (650) 493-9300

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.

                                   ----------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                   ----------

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
  TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE     PROPOSED MAXIMUM           PROPOSED MAXIMUM         AMOUNT OF
           TO BE REGISTERED             REGISTERED (1)  OFFERING PRICE PER UNIT  AGGREGATE OFFERING PRICE  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
   share (2)                            21,126,566 (3)      $2.50 to $74.61            $656,824,760           $60,428 (4)
---------------------------------------------------------------------------------------------------------------------------

(1) This registration statement shall also cover any additional shares of our common stock which become issuable under the rights to purchase HP stock by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without our receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2) Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Participating Preferred Stock.

(3) Represents the estimated maximum number of shares of common stock of the Registrant to be issued upon the exercise of options and other rights to acquire common stock of former employees and directors of Compaq Computer Corporation ("Compaq") following the completion of the merger of a wholly-owned subsidiary of the Registrant with and into Compaq (the "Merger") based on the issuance of 0.6325 of a share of the Registrant's common stock for one share of common stock of Compaq that the options and rights were exercisable for immediately prior to the completion of the Merger.

 (4) Calculated solely for purposes of this offering under Rule 457(g) of the Securities Act of 1933, as amended.

                                   ----------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated April 16, 2002

PROSPECTUS

                             HEWLETT-PACKARD COMPANY

                                21,126,566 Shares
                                  COMMON STOCK

         We are registering a total of up to 21,126,566 shares of our common stock that are issuable to certain former employees and directors of Compaq Computer Corporation upon their exercise of certain options and other rights to purchase common stock that we assumed in connection with our merger transaction involving Compaq. If all such former employees and directors purchase our common stock subject to the assumed options and rights, we will receive aggregate proceeds of up to approximately $656,824,760.

         SEE "RISK FACTORS" ON PAGE 1 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

                                   ----------

         Our common stock is listed on the New York Stock Exchange Composite Tape under the symbol "HWP." On April 15, 2002, the reported last sale price of our common stock on the New York Stock Exchange Composite Tape was $17.88 per share.

                                   ----------

         You should rely only on the information included in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date below.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                      This prospectus is dated _____, 2002

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----

Summary.................................................................1

Risk Factors............................................................1

The Company.............................................................1

Recent Developments.....................................................2

Compaq Computer Corporation Stock Plans.................................4

         Overview.......................................................4

         Eligibility....................................................7

         Costs    ......................................................7

               Taxes....................................................7

               U.S. taxes...............................................7

               Nonqualified stock options and SARs......................7

               Tax effects for HP.......................................8

               Taxes outside the U.S....................................8

         Dates and Deadlines............................................8

               When to exercise.........................................9

               Knowing HP's stock price................................10

         Transactions..................................................10

               How to exercise stock options...........................10

               Exercise to buy/hold stock..............................12

               Exercise to sell shares and cover costs.................13

               Exercise to sell all shares.............................13

               Paperless transactions..................................13


               How to exercise SARs....................................14

         Rules and regulations.........................................14

         Documentation.................................................16

         Glossary......................................................17

         Conclusion....................................................19

Where You Can Find More Information....................................20

Use Of Proceeds........................................................22

Plan Of Distribution...................................................22

Legal Matters..........................................................23

Experts  ..............................................................23

                                     SUMMARY

         We are registering a total of up to 21,126,566 shares of our common stock that are issuable to certain former employees and directors of Compaq Computer Corporation ("Compaq") upon their exercise of certain options and other rights to purchase common stock that we assumed in connection with our merger transaction involving Compaq. Contained below are descriptions of the terms of each of the Compaq stock plans to which these options or other rights to purchase common stock may be subject. See "Compaq Computer Corporation Stock Plans."

                                  RISK FACTORS

         Before acquiring any of the securities that may be offered hereby, you should carefully consider the risks discussed in the section of our Form 10-Q, filed March 12, 2002 for the fiscal quarter ended January 31, 2002, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That Could Affect Future Results," which is incorporated in this document by reference.

                                   THE COMPANY

         We are a leading global provider of computing, printing and imaging solutions and services for business and home, and are focused on making technology and its benefits accessible to all. We currently organize our operations into five major businesses.

         o IMAGING AND PRINTING SYSTEMS provides printer hardware, supplies, imaging products and related professional and consulting services. Printer hardware consists of laser and inkjet printing devices, which include color and monochrome printers for the business and home, multi-function laser devices and wide- and large-format inkjet printers. Supplies offer laser and inkjet printer cartridges and other related printing media. Imaging products include all-in-one inkjet devices, scanners, digital photography products, personal color copiers and faxes. Professional and consulting services are provided to customers on the optimal use of printing and imaging assets.

         o  EMBEDDED AND PERSONAL SYSTEMS provides commercial personal computers
            (PCs), home PCs, a range of handheld computing devices, digital entertainment systems, calculators and other related accessories, software and services for commercial and consumer markets. Commercial PCs include the Vectra and e-PC desktop series, as well as OmniBook notebook PCs. Home PCs include the Pavilion series of multimedia consumer desktop PCs and notebook PCs. Digital entertainment systems offer the DVD+RW drives as well as digital entertainment center products. Handheld computing devices include the Jornada handheld products which run on Pocket PC(R) software.

         o COMPUTING SYSTEMS provides workstations, UNIX(R) servers, PC servers, storage and software solutions. Workstations provide UNIX(R), Windows and Linux-based systems. The UNIX(R) server offering ranges from low-end servers to high-end scalable systems such as the Superdome line, all of which run on our PA-RISC architecture and the HP-UX operating system. PC servers offer primarily low-end and mid-range products that run on the Windows(R) and Linux(R) operating systems. Storage provides mid-range and high-end array offerings, storage area networks and storage area management and virtualization software, as well as tape and optical libraries, tape drive mechanisms and tape media. The software category offers OpenView and other solutions designed to manage large-scale systems and networks. In addition, software includes telecommunications infrastructure solutions and middleware.

         o IT SERVICES provides customer support, consulting and outsourcing delivered with the sales of HP solutions. Customer support offers a range of high-value solutions from mission-critical and networking services that span the entire IT environment to low-cost, high-volume product support. Consulting provides industry-specific business and IT consulting and system integration services in areas such as financial services, telecommunications and manufacturing, as well as cross-industry expertise in Customer Relationship Management
            (CRM), e-commerce and IT infrastructure. Consulting also includes complementary third party products delivered with the sales of HP Solutions. Outsourcing offers a range of IT management services, both comprehensive and selective, including transformational infrastructure services, client computing managed services, managed web services and application services to medium and large companies.

         o FINANCING supports and enhances HP's global product and services solutions. As a strategic enabler to HP, financing provides a broad range of value-added financial services and computing and printing utility offerings to large global and enterprise customers as well as small and medium businesses and consumers. Financing offers innovative, personalized and flexible alternatives to balance individual customer cash flow, technology obsolescence and capacity needs.

         We were incorporated in 1947 under the laws of the State of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, we changed our state of incorporation from California to Delaware. Our principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. Our telephone number is (650) 857-1501.

                                   ----------

         UNIX is a registered trademark of the Open Group; Windows is a registered trademark of Microsoft Corporation in the United States and/or other countries; Linux is a registered trademark of Linus Torvalds.

                               RECENT DEVELOPMENTS

         An Agreement and Plan of Reorganization, dated as of September 4, 2001, was entered into by and among HP, Heloise Merger Corporation, a wholly-owned subsidiary of HP, and Compaq (the "Merger Agreement"). The Merger Agreement provides that Heloise Merger Corporation will merge with and into Compaq (the "Merger") and Compaq will survive the merger as a wholly-owned subsidiary of HP.

         Compaq is a leading global provider of information technology products, services and solutions for enterprise customers. Compaq designs, develops, manufactures and markets information technology equipment, software, services and solutions, including industry-leading enterprise storage and computing solutions, fault-tolerant business-critical solutions, communication products, personal desktop and notebook computers and personal entertainment and Internet access devices.

         The Merger Agreement provides that upon completion of the merger, holders of Compaq common stock will be entitled to receive 0.6325 of a share of HP common stock for each share of Compaq common stock they then hold. In addition, upon completion of the merger, HP will assume outstanding stock appreciation rights and options to acquire shares of Compaq common stock, each at the exchange ratio referred to in the preceding sentence, and assume certain Compaq stock plans. HP shareowners will continue to own their existing shares of HP common stock after the merger. The shares of HP common stock issued in exchange for shares of Compaq common stock in connection with the merger will represent approximately 35.7% of the outstanding shares of HP common stock immediately following the completion of the merger, based on the number of shares of HP and Compaq common stock outstanding on January 28, 2002.

         The Merger Agreement provides that completion of the merger is subject to customary closing conditions that include, among others, receipt of required approvals from HP shareowners and from Compaq shareowners, respectively, and receipt of required antitrust approvals. The merger was subject to review by the United States Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976, the European Commission under Council Regulation No. 4064/89 of the European Community and by the Canadian Competition Bureau under the Competition Act (Canada), among other governmental authorities. On December 20, 2001, the Canadian Competition Bureau completed its review of the proposed merger and found no issues of competitive concern. On January 31, 2002, the European Commission issued a formal decision clearing the merger. On March 6, 2002, the U.S. Federal Trade Commission closed its review of the merger and the waiting period under the Hart-Scott-Rodino Act was terminated.

         On February 5, 2002 HP filed a registration statement on Form S-4 with the Securities and Exchange Commission containing a definitive joint proxy statement/prospectus regarding the merger. On March 19, 2002, HP held a special meeting of shareowners in order to consider and vote upon a proposal to approve the issuance of shares in connection with the proposed merger. On March 20, 2002, Compaq held a special meeting of shareowners in order to consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the merger.

         On March 28, 2002, Walter B. Hewlett, individually and as Trustee of the William R. Hewlett Revocable Trust, and Edwin E. van Bronkhorst, as co-Trustee of the William R. Hewlett Revocable Trust, filed suit against HP in the Delaware Court of Chancery, New Castle County. Mr. Hewlett is a director of HP. The complaint, which is brought pursuant to Section 225 of the Delaware General Corporation Law, alleges that HP management engaged in improper conduct in the solicitation of proxies in connection with HP's proposal to issue shares in connection with the merger. In particular, the complaint alleges that HP used corporate assets to entice and coerce financial institutions to vote in favor of the merger and made materially misleading public statements regarding the planned integration of the two companies. The complaint seeks, among other things, a declaration that certain proxies are invalid, a decree that the proposal to issue shares in connection with the proposed Compaq merger was defeated (or, in the alternative, requiring a new vote after the re-solicitation of proxies), and a preliminary and permanent injunction against HP completing the issuance of HP shares in connection with the merger. On April 8, 2002, the Chancellor denied HP's motion to dismiss the complaint. The matter is scheduled for trial beginning on April 23, 2002. HP believes that the complaint is without merit and intends to defend itself vigorously.

                     COMPAQ COMPUTER CORPORATION STOCK PLANS

OVERVIEW

     THE MERGER WITH HEWLETT-PACKARD

         Under the terms of the Merger Agreement, Compaq Computer Corporation ("Compaq") is to become a wholly-owned subsidiary of Hewlett-Packard Company ("HP") upon completion of the Merger. In connection with the Merger, certain Compaq stock plans and unexpired stock options and Stock Appreciation Rights
(SARs) granted under the following plans (the "Plans") are to be assumed by
HP:

         o  Compaq Computer Corporation 2001 Stock Option Plan,

         o  Compaq Computer Corporation 1998 Stock Option Plan,

         o  Compaq Computer Corporation 1995 Equity Incentive Plan,

         o  Compaq Computer Corporation 1989 Equity Incentive Plan,

         o Compaq Computer Corporation Nonqualified Stock Option Plan for Non-Employee Directors,

         o  Compaq Computer Corporation 1985 Stock Option Plan,

         o Compaq Computer Corporation 1985 Executive and Key Employee Stock Option Plan,

         o  Compaq Computer Corporation 1985 Nonqualified Stock Option Plan, and

         o Compaq Computer Corporation 1998 Former Nonemployee Replacement Option Plan.

         In the Merger all shares will be converted from shares of Compaq common stock into shares of HP common stock. If you received a stock option or SAR prior to the Merger, then the number of shares covered by your stock option or SAR after the Merger is determined as follows:

         The number of Compaq shares covered by your stock option or SAR at the effective time of the Merger is multiplied by 0.6325 (the "Exchange Ratio"). The result, rounded down to the nearest whole number, is the number of shares of HP common stock covered by your assumed stock option or SAR immediately after the Merger.

         If you received a stock option or SAR prior to the Merger, then the exercise price of your stock option or SAR will be adjusted as a result of the Merger. The per share exercise price of each stock option or SAR is determined as follows:

         The original exercise price per Compaq share (as shown in your stock option or SAR agreement) is divided by 0.6325. The result, rounded up to the nearest whole cent, is the stock option or SAR's exercise price per share of HP stock immediately after the Merger.

         Each assumed stock option or SAR will continue to have, and remain subject to, substantially the same terms and conditions as in effect immediately before the Merger, except as described in this prospectus and the letter to be provided regarding the conversion of your stock option or SAR.

         After the Merger, awards may be granted by HP to eligible service providers from the following assumed plans:

         o Compaq Computer Corporation 2001 Stock Option Plan (under which stock options and SARs may be issued to eligible employees and directors of HP and its affiliates and approximately 50,600,000 shares of HP common stock are reserved for issuance),

         o Compaq Computer Corporation 1998 Stock Option Plan (under which stock options and SARs may be issued to eligible employees and directors of HP and its affiliates and approximately 63,250,000 shares of HP common stock are reserved for issuance),

         o Compaq Computer Corporation 1995 Equity Incentive Plan (under which stock options and SARs may be issued to eligible employees of HP and its affiliates and approximately 41,544,180 shares of HP common stock are reserved for issuance), and

         o Compaq Computer Corporation 1989 Equity Incentive Plan (under which stock options, SARs and restricted stock may be issued to eligible employees of HP and its affiliates and approximately 169,531,191 shares of HP common stock are reserved for issuance).

         After the Merger, no stock options or SARs will be granted under the following plans:

         o Compaq Computer Corporation Nonqualified Stock Option Plan for Non-Employee Directors (under which approximately 1,054,353 shares of HP common stock are subject to outstanding awards),

         o Compaq Computer Corporation 1985 Stock Option Plan (under which approximately 2,761,838 shares of HP common stock are subject to outstanding awards),

         o Compaq Computer Corporation 1985 Executive and Key Employee Stock Option Plan (under which approximately 456,952 shares of HP common stock are subject to outstanding awards),

         o Compaq Computer Corporation 1985 Nonqualified Stock Option Plan (under which approximately 448,241 shares of HP common stock are subject to outstanding awards), and

         o Compaq Computer Corporation 1998 Former Nonemployee Replacement Option Plan (under which approximately 55,345 shares of HP common stock are subject to outstanding awards).

         The shares of HP common stock issued under the Plans are authorized but unissued shares. Participants generally may continue to exercise their stock options and SARs in accordance with their terms. All stock options and SARs granted prior to September 1, 2001 became fully vested on March 20, 2002.

     GENERAL INFORMATION

         Receiving a grant of stock options or SARs is a significant event. It means you have the opportunity to benefit from HP's future growth at no up-front cost or risk to you. Stock options and SARs are granted to employees for two important reasons:

         o First, stock options and SARs are a way to reward you for your contribution to Compaq's, and now HP's, success. The grant is part of a total reward package that includes pay and other benefits.

         o Second, by owning stock options or SARs, you can benefit from the future growth in our stock price.

         This prospectus provides important information about your stock options and SARs and explains many of the considerations involved in using or "exercising" them. It also explains the tax implications, both at the time you exercise your stock options or SARs and at the time you sell any stock you may acquire through the Plans.

WHAT IS STOCK?

         When you own stock - or shares - in a company, you own a portion of that company. Companies sell stock as a way to raise money - money that is then used for a wide range of business purposes, like constructing buildings, buying equipment, or funding research and development.

         Generally, people invest in stock because they believe they can make a profit from owning it over a period of time. Owners of stock - who are called shareowners - hope to make profits by selling it for more than they paid for it or through the receipt of dividends.

WHAT IS A STOCK OPTION?

         One way a company can reward its employees is to give them stock options. A stock option is just that - a stock option, or a choice - to buy stock. Your stock options now give you the opportunity to buy HP stock in the future at a price set today. If the stock price goes up, your stock options can be very valuable. If the stock price goes down, then you simply don't use your stock options - there's no risk to you.

WHAT IS A STOCK APPRECIATION RIGHT (SAR)?

         In a few countries, it is not possible or practical to grant stock options because of local regulations. In those countries, Stock Appreciation Rights (SARs) are granted. A Stock Appreciation Right has the same general terms and conditions as a stock option. You benefit from any increase in the value of HP stock. HOWEVER, WITH SARS, THE EMPLOYEE CANNOT EXERCISE AND TAKE POSSESSION OF THE UNDERLYING SHARES. Instead, when employees exercise, they receive a cash payment from the company equal to the amount the current stock price exceeds the exercise price of the SAR.

WHAT IS RESTRICTED STOCK?

         HP will have the ability to issue stock as restricted stock to eligible employees under the Compaq 1989 Equity Incentive Plan. The compensation committee of the HP Board of Directors (the "Compensation Committee") will be able to impose whatever conditions to vesting (or forfeiture) it determines to be appropriate and may issue restricted stock for little or no cash consideration. Prior to vesting, participants holding shares of restricted stock may exercise full voting rights with respect to the shares and may receive all dividends and other distributions paid with respect to the shares, unless the Compensation Committee determines otherwise.

         If HP grants an award of restricted stock, HP will send the participant a written agreement (a "restricted stock agreement") between HP and the participant. The restricted stock agreement will show the number of shares of restricted stock granted, the vesting schedule, and any other terms and conditions that the Compensation Committee determines in its discretion.

ELIGIBILITY

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLANS?

         Employees and directors of Compaq and its affiliates were eligible to receive stock options, SARs and restricted stock from the Plans. After the Merger, employees and directors of HP and its affiliates are eligible to receive stock options, SARs and restricted stock from the assumed Plans. For purposes of the Plans, an "affiliate" is any corporation or other entity (for example, partnerships and joint ventures) controlling, controlled by, or under common control with HP or Compaq. The Compensation Committee will have complete authority to determine which employees and directors will be selected for future participation in the assumed Plans.

COSTS

         Unless required by local laws and/or regulations, there is no cost to you at the time you first receive a grant of stock options or SARs. However, any time you sell shares, you may be charged commissions and other fees. The income from the exercise of the stock options may be subject to local taxation and withholding taxes.

TAXES

         When you exercise stock options or SARs, you may be subject to income and other taxes according to local tax laws. U.S. taxes generally apply if you live in the United States; however, taxation could depend on where you lived when the shares vested. HP strongly suggests that you consult with a tax advisor prior to exercising your stock option or SAR. Information about taxes outside the U.S. is also provided below.

         The following discussion is intended only as a summary of the general U.S. income tax laws that apply to stock options and SARs. However, the federal, state and local tax consequences to you will depend upon your individual circumstances.

         The following discussion assumes that the per share exercise price of a stock option or SAR is less than the fair market value of a share on the date of exercise.

U.S. TAXES

         This section does not cover any state or local income tax consequences associated with exercising a stock option or SAR, and does not purport to be a complete discussion of all relevant federal income tax rules. HP does not give tax advice and you are strongly urged to consult with your own tax advisor about your individual circumstances.

NONQUALIFIED STOCK OPTIONS AND SARS

         If you are granted a nonqualified stock option or SAR, you will not be required to include an amount in income at the time of grant. However, when you exercise the nonqualified stock option or SAR, you will have ordinary income to the extent the value of the HP's stock on the date of exercise (and any cash) you receive is greater than the exercise price you pay.

         For example, if you exercise 200 stock options with an exercise (stock option) price of $25 per share when the stock's market value is $30 per share, your gain is calculated as follows:

         Market value:              200 shares x $30 per share          $6,000
         Your exercise price:       200 shares x $25 per share         -$5,000
         Your gain:                                                     $1,000

         The gain of $1,000 is taxable at ordinary income tax rates. This gain will be added to your W-2 income, and the company is required to withhold taxes on this amount.

         In accordance with federal law, HP will withhold a percentage of your gain for federal income tax. HP must also withhold an additional amount for FICA taxes.

         If you buy and hold shares, or buy and sell only enough shares to cover costs, you should maintain records on the shares you are holding. The market value of these shares when you exercise your stock option becomes your cost basis for these shares. Any gain or loss you recognize upon the sale or exchange of the stock that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held the stock for more than one year. The holding period for the stock will begin just after the time you recognize income. The amount of such gain or loss will be the difference between:

         o  the amount you realize upon the sale or exchange of the stock, and

         o  the value of the stock at the time you exercised your stock option.

         Consult your tax advisor for more information on the tax treatment of a future sale of stock. If you decide to keep shares of HP stock after exercising your stock options, the amount of additional tax you'll pay at the time of a later sale will also depend, in part, on how long you hold the shares.

TAX EFFECTS FOR HP

         HP generally will receive a deduction for federal income tax purposes in connection with a stock option or SAR equal to the ordinary income you realize. HP will be entitled to its deduction at the time that you recognize the ordinary income.

TAXES OUTSIDE THE U.S.

         If you live outside the United States, please contact your local Stock Option Administrator regarding tax withholding requirements. In many countries, you are subject to local taxes on the income from stock option and SAR transactions and the income may be subject to withholding taxes.

DATES AND DEADLINES

         There are a number of key dates, deadlines and timing issues that affect stock options and SARs.

         o The grant date is the date on which you were granted your stock options or SARs. Compaq or HP sets this date ahead of time.

         o  On the grant date, Compaq or HP determines:

            - How many shares you have the right to buy with your stock option grant, or how many shares for which you will receive Stock Appreciation Rights,

            - The exercise price you will pay if you decide to buy shares through your stock options, or that will be used to calculate your gain for SARs,

            -  The vesting schedule, and

            -  The exercise period.

         o You typically VEST in your stock options or SARs (which means earning the right to exercise them) over a period of four years, depending on the date of your grant.

         Once you're vested, you have earned the right to buy shares, or receive SAR gains, based on the market price on the grant date. Your grant notice will specify the vesting schedule that applies to your grant.

         ALL COMPAQ STOCK OPTIONS AND SARS GRANTED PRIOR TO SEPTEMBER 1, 2001 BECAME FULLY VESTED ON MARCH 20, 2002.

         o When you exercise your stock options, you buy HP shares at the exercise price determined on the grant date. The decision to exercise is up to you. You may exercise all or part of your vested stock options. After exercise, you can keep your shares, or sell them at any time.

         o Your exercise period - the period during which you have the right to exercise your stock options - is generally 10 years, provided you remain an employee. You must exercise your stock options or SARs before they expire. Once the 10-year exercise period has passed, the stock options and SARs are no longer valid. Please refer to the employment status information below for more details.

WHEN TO EXERCISE

         You should exercise your stock options or SARs when it makes the most sense to do so, given your overall financial objectives. Only you and your financial advisors can make that determination. Once you are vested, the decision to exercise your outstanding stock options or SARs is always yours. Exercising them is an important financial matter that should be considered as carefully as any other long-term investment decision you make - like buying a house, taking out a life insurance policy, or buying stock.

         HP can't - and won't - tell you when to exercise, or when to sell any stock you may acquire through your stock options. You must develop your own strategy based on your financial goals. Before you exercise your stock options or SARs, you may want to seek advice from a personal financial counselor or a tax advisor.

         You can exercise your stock options or SARs at any time after they become vested, but before their expiration date. Please refer to the employment status information below for more details.

         If you originally received a stock option grant from another company that was converted to an HP stock option, your grant will expire on its original expiration date as long as you remain an employee. If you terminate employment for any reason, the original terms of your grant will generally apply.

         You aren't required to exercise a stock option or SAR as soon as it becomes vested. To the extent that HP's share price increases, so does the value of your stock options or SARs. Remember, your exercise price does not change, so if you wait to exercise and the stock price increases above your exercise (stock option) price, you benefit from the increased value of HP's stock price. If the stock price decreases below your exercise (stock option) price, you will not recognize a benefit.

KNOWING HP'S STOCK PRICE

         You can follow the daily price of HP stock in many newspapers and through online resources. Depending on the resource used, the stock will be listed under the New York Stock Exchange (NYSE) as "HWP."

         No one can predict how any company's stock will perform. Many factors can influence a stock's price, including the world's economy, our industry, the company's recent performance, and the confidence of investors. If you consider your HP stock as a long-term investment, you may be more concerned about the stock's performance over longer periods of time, rather than daily fluctuations in the stock price.

TRANSACTIONS

         There are a number of different types of transactions involved with stock options and SARs.

HOW TO EXERCISE STOCK OPTIONS

         HP has arranged for employees to use a captive broker, currently Salomon Smith Barney (SSB), a full-service stock brokerage firm, to exercise stock options and sell shares on your behalf. This agreement includes three different types of transactions:

         o  exercise to buy shares and hold the stock;

         o  exercise and sell enough shares to cover costs; and

         o  exercise to sell all shares.

         Please refer to the buy/hold form and general instructions at Inline, the Intranet website for employees.

         Employees in participating countries can view, manage and execute a sale of stock options on the Web using Benefit Access, a secure Internet site managed by Salomon Smith Barney. Internet access to stock option accounts is available at this time only to optionees in Canada, Czech Republic, Denmark, Egypt, France, Hong Kong, Hungary, Ireland, Luxembourg, Malaysia, Morocco, New Zealand, Saudi Arabia, Singapore, Slovakia, Spain, Sweden, United Arab Emirates, and the United States. HP will offer this service to other countries as allowed by local rules and regulations, through a phased rollout.

         Please note that before you can access your account online, you MUST REGISTER AND ACTIVATE YOUR ACCOUNT ONLINE, using security identifiers provided by SSB. To register, follow the instructions on SSB's web site:
www.benefit.access.

         Employees in participating countries may also access their stock option accounts through Salomon Smith Barney's interactive telephone system at 1-877-636-7496 or 212-615-7835 if calling from outside the

U.S. The automated phone system is available 24 hours, 7 days a week, and a stock option to speak to a Customer Service Representative is available from 8 a.m. to 6 p.m. Eastern Time, Monday through Friday.

         Employees outside the participating countries may request a statement of your stock option/SAR account by contacting Employee Stock Services at EmpEqtySvcs@Compaq.com or by calling 1-248-637-7780. For more information about stock option grants please go to Inline.

         Employees outside the participating countries must complete an exercise form and fax it to SSB. The form and instructions can be found on Inline. If you need assistance, call SSB at (650) 493-5335 for further information on exercising your stock options. If SSB is not able to answer your question, ask your local Stock Option Administrator or send an email to EmpEqtySvcs@Compaq.com. If you do not have access to e-mail, you may call Employee Stock Services at (248) 637-7780.

         In addition to the exercise form, all employees outside the U.S. are required to have an IRS Form W8-BEN on file with SSB prior to exercising your stock options. A new form must be certified with SSB every three years.

         More information about how to certify this form is available online at Inline, or contact your local Stock Option Administrator.

         Exercising your stock options through this arrangement offers several advantages:

         o SSB can instantly exercise your stock options and sell shares, saving you time and money.

         o SSB's services are provided by a group of brokers specially trained in employee stock option plans. These services are not available through local SSB brokerage offices.

         o SSB automatically opens an account for you without any paperwork. Your account information will not be used by any local SSB broker to contact you for selling other services.

         There are three ways you can exercise your stock options. The method you select will depend on how you plan to use the stock you purchase. You may want to hold your HP stock as a long-term investment or sell the stock and use the cash for another purpose. You may exercise your vested stock options any time before their expiration date. You do not have to exercise all of your vested stock options at one time. You may exercise some, and wait to exercise others.

         You can choose from two methods to pay for your exercise:

         o  You may use your own money and pay cash, or

         o You may sell some of the HP stock at the time you exercise your stock options to cover the cost of buying the stock (plus applicable fees and taxes) in a "cashless exercise."

         The table below provides a brief summary of the methods for exercising your stock options.

---------------------------------------------------------------------------------------------------------------------------
           METHOD OF EXERCISE                           HOW IT WORKS                              CONSIDERATIONS
---------------------------------------------------------------------------------------------------------------------------

Exercise to buy shares and hold the stock    You pay cash to exercise the stock        You pay the cash required to
                                             option.                                   exercise your stock option and
---------------------------------------------------------------------------------------------------------------------------

                                      -11-

---------------------------------------------------------------------------------------------------------------------------
                                                                                       cover taxes (if applicable). You
                                                                                       then fully own the shares and have
                                                                                       an investment in HP's future.
---------------------------------------------------------------------------------------------------------------------------

Exercise and sell enough shares to           You buy the stock and sell a              You do not use your own cash,
cover costs (cashless exercise)              portion of it immediately to              but you do end up holding HP
                                             cover the full cost of the                shares (but not the full
                                             transaction (including the                number of shares you exercised).
                                             purchase price, applicable                You fully own any remaining shares
                                             withholding taxes, brokerage              and have an investment in HP's
                                             commissions, and fees).                   future.
---------------------------------------------------------------------------------------------------------------------------

Exercise to sell all shares (cashless        You buy the stock and then                You do not use your own cash,
exercise)                                    sell all of it. The proceeds              and you do not hold any HP
                                             cover the full cost of the                shares. You receive your
                                             transaction (including the                proceeds in cash. You have
                                             purchase price, applicable                given up any potential future
                                             withholding taxes, brokerage              gain from owning HP stock.
                                             commissions, and fees).
---------------------------------------------------------------------------------------------------------------------------

        As a stock option holder, you don't have voting rights or receive dividends - to get these, you must exercise your stock options and keep the HP stock you purchase. When you own HP stock, you have the same voting privileges as other shareowners. You also share in HP's future success through dividends and any increased value in stock price.

         Some exercise methods may not be available in countries whose laws prohibit them. The exercise methods described below are available in the United States. For more information on local exercise restrictions, ask your local Stock Option Administrator, contact Employee Stock Services, or send an e-mail to EmpEqtySvcs@Compaq.com.

EXERCISE TO BUY/HOLD STOCK

         If you want to keep all the shares from your exercise as an investment in HP's future, you may want to choose a cash purchase exercise. You will pay the total stock option price and applicable taxes and fees with your own money. A cash purchase exercise means you use your own money to exercise your stock option and buy HP stock at the exercise price.

         With this method, you write a check or send the funds by wire transfer to pay the purchase price for the shares. Your payment must be drawn from a U.S. bank, must be in U.S. dollars and must include fees and taxes. The shares are then transferred to an account in your name. In the U.S., you pay taxes on the difference between your exercise price and the current market price of HP's stock. The market value is set by using the closing price on the date the funds are received by the broker. Because you are not selling any shares when you exercise to buy/hold, you don't pay any brokerage commissions.

         Here are the steps to execute a buy/hold:

         o Complete the Stock Option Exercise Notice (available on Inline) to tell the company how many stock options you want to exercise, your exercise price per share (listed on your Stock Option Notice), and the total purchase price for the stock options. Then send SSB your Exercise Notice with a check or wire transfer for the amount of your purchase plus applicable taxes and fees.

         o When SSB receives your request and payment, they will purchase the shares on your behalf and transfer them to your account. The Fair Market Value on the date funds are received will be used to process your Buy/Hold exercise.

         o You will receive an Option Exercise Confirmation Statement from SSB and HP.

         If you want to pay cash for your purchase (that is, the exercise price times the number of stock options you are exercising), but don't want to pay cash for taxes and fees, SSB can sell some shares from your exercise to cover any required taxes and fees. The remaining shares will be transferred to your account.

EXERCISE TO SELL SHARES AND COVER COSTS

         If you don't want to pay cash to exercise your stock options, you may choose a cashless exercise. In a cashless exercise, SSB immediately sells some of the shares you exercise to pay for the shares you purchase plus taxes and fees.

         Of course, the current price for HP stock should be higher than your exercise price for any exercise of stock options to make financial sense. The broker sells only enough shares to cover the exercise price, commissions, fees, and any applicable taxes, leaving you with the remaining shares to hold in your account and benefit from any future increase in HP's stock price.

         You can decide the price you are willing to accept for the shares you are selling by placing a market order or a limit order with SSB.

         o MARKET ORDER is when you exercise a stock option and then sell shares at the current price of HP stock on the New York Stock Exchange.

         o LIMIT ORDER is when you exercise a stock option and then sell shares only if your HP stock can be sold at a specified price (usually a higher price than the price at which HP shares are currently trading). If you place a limit order, you can change or remove it at any time.

EXERCISE TO SELL ALL SHARES

         When you exercise your stock options with this method, the broker sells all your shares, withholds applicable taxes, commissions, and fees, and gives you the remaining money in cash. You will not benefit from any future increase in HP's stock price. You will receive a broker's confirmation statement when the shares are sold.

         As with the exercise and sell to cover costs method, you decide the price you are willing to accept for the shares you are selling. You can place a market order or a limit order with SSB.

PAPERLESS TRANSACTIONS (U.S. EMPLOYEES AND PARTICIPATING COUNTRIES ONLY)

         Employees are generally not required to complete any forms when they use the SSB automated system to do a cashless exercise. Instructions by telephone or the Internet will serve as notice of exercise and agreement to the terms and conditions of the stock option plan under which the stock options were granted. Employees are responsible for verifying with SSB the address to which their proceeds should be mailed.

         If you place a cashless exercise order through SSB, they will notify HP on your behalf. Effective the date of your sale, Employee Stock Services will process your exercise and deliver the shares to SSB. When

SSB receives the shares, they will send you the net proceeds and will send HP money to cover the cost of the shares and any required withholding taxes. The proceeds usually will be sent within 5 to 10 days of your sale.

         If you are an employee based outside the U.S., please contact your local Stock Option Administrator for information on how to exercise your stock options.

HOW TO EXERCISE SARS

         You may exercise your Stock Appreciation Rights by following these steps:

         o You may exercise your Stock Appreciation Rights as they become vested. You do not have to exercise all of your vested rights. You may exercise some and wait to exercise others.

         o If you decide to exercise your Stock Appreciation Rights, contact your local Stock Option Administrator or send an e-mail to EmpEqtySvcs@Compaq.com to obtain vesting information. Employee Stock Services will confirm your vested rights. You will need to deliver a properly executed Stock Appreciation Rights exercise form to Salomon Smith Barney and provide a copy of the form to your local Stock Option Administrator. The form can be found on Inline under the Employee Stock Services web site at Inline. Upon the brokers' receipt of a properly executed notice, your request will be processed. Your local subsidiary will be advised to deliver the proceeds to you and will collect and report any applicable taxes.

RULES AND REGULATIONS

         There are several key rules and regulations that affect stock options and Stock Appreciation Rights (SARs), including employment status, stock splits and what happens in the event of a company takeover.

EMPLOYMENT STATUS

         If your employment is terminated, your vesting and the exercise period of your stock options will be affected. Some of the most common status changes are discussed here. Stock options and SARs from another company that were converted to Compaq stock options or SARs may be affected differently. Please note that you can never exercise a stock option or SAR after the date it normally would have expired had it not been for your termination of employment.

         o LEAVE OF ABSENCE WITHOUT PAY. You may exercise your vested stock options or SARs until they expire, but you do not earn vesting credit while on leave.

         o RETIREMENT. You do not earn vesting credit after you retire. However, you may still be able to exercise your vested stock options or SARs for a period of time following retirement, as specified in your grant notice.

         o TERMINATION OF EMPLOYMENT. You stop accruing vesting on your termination date, but you may still be able to exercise vested stock options or SARs for a period of time following termination, as specified in your grant notice or as provided by an amendment to your stock option or SAR. Generally, if you were granted a Compaq stock option or SAR after April 27, 2000 and your termination occurred after September 1, 2001 then you will have 1 year to exercise your vested stock option or SARs.

         If you are rehired by HP, previously granted stock options will not be reinstated.

         If your stock option or SAR expiration date falls on a non-trading day (Saturday, Sunday, or holiday), the exercise must be executed before 3:00 p.m. Houston time (4:00 p.m. EST) on the last trading day before your expiration date.

         o SHORT-TERM DISABILITY. You continue to accrue vesting in your stock options or SARs while you are on a short-term disability or sick leave and you may exercise them while on short-term disability or sick leave.

         o LONG-TERM OR PERMANENT DISABILITY. The Plan under which your stock options or SARs were granted will tell you when you may exercise them if you become permanently disabled. Please refer to the appropriate Plan, consult your local Stock Option Administrator or Employee Stock Services, or send an e-mail to EmpEqtySvcs@Compaq.com.

         o DEATH. The period during which your estate may exercise your vested stock options or SARs following your death is described in the Plan under which they were granted. Please refer to the appropriate Plan, consult with your local Stock Option Administrator, contact Employee Stock Services, or send an e-mail to EmpEqtySvcs@Compaq.com.

         All stock options and SARs are transferable to family members for estate planning purposes (subject to certain limitations), except Tandem and Digital Substitute Options, which cannot be assigned or transferred except by will or the laws of descent and distribution. To find out more about transferring your stock options, call your local Stock Option Administrator or send an email to EmpEqtySvcs@Compaq.com.

         Generally, you may transfer shares of stock after you purchase the shares. You should consult with your tax advisor before transferring any stock options or shares.

STOCK SPLITS

         If HP stock splits, your stock options or SARs will split in the same manner. For example, if the stock splits two for one, then any stock options or SARs will double and the exercise price will be cut in half.

CHANGE IN CONTROL

         All Compaq stock options and SARs granted prior to September 1, 2001 became exercisable in full on March 20, 2002, subject to the limitations described in the Plan, as amended, under which your stock options or SARs were granted. The effect of a change in control on all other stock options and SARs is governed by the Plan, as amended, under which your stock options or SARs were granted. A change in control is defined in the Plan, as amended, under which your stock option or SAR was granted.

DOCUMENTATION

         This section:

         o provides you with information about whom to contact and where to go for more information or documentation about stock options and Stock Appreciation Rights (SARs), and

         o  covers important laws concerning inside information.

CONTACT ADMINISTRATORS

         The Compensation Committee of the HP Board of Directors, or its delegate administers HP's employee stock option and SAR program. The Compensation Committee serves at the discretion of the Board.

         The Compensation Committee or its delegate establishes:

         o  Who may participate in the stock option program,

         o  How many shares are granted,

         o  What exercise price is specified,

         o  What exercise period is offered, and

         o  Other terms of the grant.

         If you have questions about your grant or the program, you may contact:

         Employee Stock Services
         20555 S.H. 249, MC 110414
         Houston, Texas 77070
         PHONE: through HR Connect 800-890-3100, menu selection #5
         PHONE: (248) 637-7780 outside the U.S.
         EMAIL: EmpEqtySvcs@Compaq.com

PLAN DOCUMENT GOVERNS

         The content regarding stock options, SARs and restricted stock in this prospectus provides a basic explanation of the Plans. Each Plan has a formal Plan document that describes its legal details. In the event of a conflict between the information herein and the Plan document, the legal Plan document governs.

         HP reserves the right to amend or terminate the Plans at any time.

         The information in this prospectus is neither a contract of employment nor a guarantee of future benefits.

         The Plans that comprise our stock program are not subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), nor are they qualified under Section 401(a) of the Internal Revenue Code. Benefits are not protected by the Pension Benefit Guaranty Corporation.

INSIDE INFORMATION

         Except as described below, the Plans generally place no limitations upon a participant's ability to sell shares acquired under the Plans. HP will not receive any part of the proceeds of any such sales.

         HP's insider trading policy applies to all employees and directors of HP and its affiliates. The insider trading policy prohibits a participant from buying or selling shares when he or she has "inside information." Inside information is material information about HP that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell shares.

         A participant who is an "affiliate" of HP (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), may not resell under this prospectus any shares he or she purchases or receives under the Plans. (HP's executive officers and members of the Board of Directors are considered to be "affiliates" for this purpose.) Any such resales must be either described in a separate prospectus, or, in certain instances, registered in a separate registration statement, or sold in accordance with the requirements of Rule 144 under the Securities Act or another exemption available under the Securities Act.

         Also, Section 16(b) of the Securities Act of 1933 permits HP to recover any profit realized by certain officers, directors, and principal stockholders of HP through the sale and purchase, or purchase and sale (as defined), of HP's common stock within any period of less than six months.

GLOSSARY

COMMISSIONS

         Payments to a stock broker for assistance with the sale of stock. Commissions are based on the number of shares being sold.

COST BASIS

         Generally, the actual amount you paid for shares. The cost basis is used in determining your gain for U.S. income tax purposes when you sell shares.

DIVIDENDS

         A sum of money paid to shareowners at the discretion of the Board of Directors, subject to applicable law.

EXERCISE

         When you decide to use your stock option to buy HP stock at your exercise price.

EXERCISE PRICE

         The exercise price is set on the grant date and listed on your Stock Option Notice. It is the amount you pay for shares of HP stock at the time you exercise a stock option, regardless of the stock's price on the New York Stock Exchange.

EXPIRATION DATE

         A date set generally 10 years from the stock option's grant date, when your stock options will expire. If you do not exercise your stock options by the expiration date, you will lose them. You may exercise vested stock options any time before they expire. Your stock option's expiration date may be affected upon your termination of employment.

FEES

         Any charges by the broker, other than commissions, for services provided by the brokerage. Examples of fees include: charges for wire transfers, overnight deliveries, and stock registration.

GAIN

         The difference between your exercise (stock option) price and the market value of HP stock when you exercise your stock option.

LIMIT ORDER

         Your instruction to a stockbroker to sell shares only if your stock can be sold at a price you specify (usually a higher price than the current market price). Generally, the limit order remains in effect until the purchase or sale takes place or the order is canceled. However, if you are a member of the Restricted Trading Group, your order is automatically canceled when the trading window is closed. You will need to resubmit your limit order when the trading window opens.

MARKET ORDER

         Your instruction to a stock broker to sell stock immediately at the current market price.

MARKET PRICE OR MARKET VALUE

         The closing price of HP's stock on the New York Stock Exchange on the day you exercise a stock option or SAR. It is the actual sales price in the case of a cashless exercise.

NONQUALIFIED STOCK OPTIONS

         Stock options that do not receive preferential tax treatment under U.S. federal tax law, so the gain from exercise is taxable when it becomes income to you.

PLANS

         The stock option plans listed above.

PUBLIC COMPANY

         A corporation whose stock is registered under federal securities laws and may be sold to the public. HP is a public company.

SHARE OF STOCK

         A piece of ownership in a public company. Ownership of a corporation is divided into many pieces, or "shares." The grant of a stock option entitles you to purchase a specified number of shares of HP common stock.

SHAREOWNERS OR STOCKHOLDERS

         Owners of a public company, such as HP.

STOCK APPRECIATION RIGHTS

         The right for a specified period of time to receive cash proceeds equal to the excess of the market price of HP stock over a specified price set forth in the grant notice.

STOCK EXCHANGE

         The market where shares of the stock of public companies are bought and sold. Shares of HP stock are sold on the New York Stock Exchange. The HP trading symbol is HWP.

STOCK OPTION

         The right to buy HP stock at a set price for a certain period of time.

STREET NAME

         Shares of stock that you own but which are registered in the broker's name rather than your name. The broker tracks the number of shares for you, rather than sending you a stock certificate.

VESTING

         Earning the right to exercise a stock option over a specified period of time. Generally, stock options vest over a period of 48 months.

CONCLUSION

         HP offers stock options and SARs to deserving employees around the world. Stock Options and SARs are very valuable parts of a total rewards package that gives you a real stake in the success you help generate for the company.

         HP may update this prospectus in the future by furnishing to you an appendix, memorandum, notice or replacement page containing updated information. HP generally will not send you a new prospectus, except upon request. Accordingly, you should keep this prospectus for future reference.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. HP has not authorized anyone to provide you with different or additional information. HP is not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

         If you have any questions, please contact your local Stock Option Administrator, or send an e-mail to EmpEqtySvcs@Compaq.com.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this prospectus.

         The following documents, which were filed by us with the Securities and Exchange Commission, and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete, are incorporated by reference into this prospectus:

         o Annual report on Form 10-K for the fiscal year ended October 31, 2001, filed with the Securities and Exchange Commission on January 29, 2002 as amended on Form 10-K/A filed with the Securities and Exchange Commission on January 30, 2002;

         o Quarterly report on Form 10-Q for the quarter ended January 31, 2002, filed with the Securities and Exchange Commission on March 12, 2002;

         o Current report on Form 8-K, dated November 5, 2001, filed with the Securities and Exchange Commission on November 6, 2001;

         o Current report on Form 8-K, dated November 14, 2001, filed with the Securities and Exchange Commission on November 14, 2001;

         o Current report on Form 8-K, dated November 15, 2001, filed with the Securities and Exchange Commission on November 16, 2001;

         o Current report on Form 8-K, dated November 29, 2001, filed with the Securities and Exchange Commission on November 30, 2001 (modified by current report on Form 8-K, dated February 14, 2002, filed with the Securities and Exchange Commission on February 14, 2002);

         o Current report on Form 8-K, dated December 7, 2001, filed with the Securities and Exchange Commission on December 7, 2001;

         o Current report on Form 8-K, dated February 13, 2002, filed with the Securities and Exchange Commission on February 14, 2002;

         o Current report on Form 8-K, dated February 14, 2002, filed with the Securities and Exchange Commission on February 14, 2002;

         o Current report on Form 8-K, dated February 27, 2002, filed with the Securities and Exchange Commission on February 27, 2002;

         o Current report on Form 8-K, dated March 14, 2002, filed with the Securities and Exchange Commission on March 15, 2002;

         o Current report on Form 8-K, dated March 28, 2002, filed with the Securities and Exchange Commission on March 29, 2002;

         o Current report on Form 8-K, dated April 1, 2002, filed with the Securities and Exchange Commission on April 3, 2002;

         o Current report on Form 8-K, dated April 12, 2002, filed with the Securities and Exchange Commission on April 15, 2002;

         o The description of HP's common stock contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on or about November 6, 1957 and any amendment or report filed with the Securities and Exchange Commission for the purposes of updating such description; and

         o The description of HP's preferred share purchase rights contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on September 4, 2001 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

         In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before the date of effectiveness of the registration statement are deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of those documents.

         Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person, without charge, upon written or oral request. You may request a copy of information incorporated by reference into this prospectus by contacting us in writing or by telephone at the following address:

         Hewlett-Packard Company
         3000 Hanover Street
         Palo Alto, California 94304
         Attention: Investor Relations
         (650) 857-1501

         In addition, you may obtain copies of our information by making a request through our investor relations website, http://www.hp.com/hpinfo/investor, or by sending an e-mail to investor_relations@hp.com.

         We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by HP with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

         450 Fifth Street, N.W.
         Washington, D.C. 20549

         Reports, proxy and information statements and other information concerning HP may be inspected at:

         New York Stock Exchange
         20 Broad Street
         New York, New York 10005

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy statements and other information regarding us. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

                                 USE OF PROCEEDS

         The exercise prices of the options and rights to acquire common stock granted to former employees of Compaq range from approximately $2.50 to $74.61 per share of our common stock. If all of these options are exercised in full, we will issue approximately 21,126,566 shares of our common stock for total cash proceeds of approximately $656,824,760. We currently intend to use the net proceeds from any exercises of these options for general corporate purposes, which may include meeting working capital needs.

                              PLAN OF DISTRIBUTION

         In connection with our acquisition of Compaq and pursuant to the Merger Agreement, we have agreed to assume the outstanding options and other rights to purchase common stock of Compaq, including options and other rights to purchase common stock granted to former employees and directors of Compaq pursuant to stock plans maintained by Compaq.

         This prospectus covers the shares of HP common stock that are issuable upon exercise of options and other rights to acquire common stock granted to former employees and directors of Compaq pursuant to stock plans maintained by Compaq. Former employees and directors include executors, administrators or beneficiaries of the estates of deceased employees, guardians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees and directors. We are offering these shares of HP common stock directly to the holders of these options and other rights according to the terms of their option or rights agreements. We are not using an underwriter in connection with this offering. These shares will be listed for trading on the New York Stock Exchange and the Pacific Exchange.

         In order to facilitate the exercise of the options and other rights to purchase common stock, we will furnish, at our expense, such reasonable number of copies of this prospectus to each recordholder of options or other rights as the holder may request, together with instructions that such copies be delivered to the beneficial owners of these options and other rights to purchase common stock.

         The exercise price and other terms of the options and rights assumed were determined by the Board of Directors or a committee of the Board of Directors of Compaq at the time of grant. These options and rights shall continue to have, and be subject to, the same terms and conditions that were in effect immediately before our merger with Compaq became effective, except that these options and rights are now exercisable for shares of HP common stock. Accordingly, these terms and conditions may not necessarily bear any relationship to our assets or results of operations.

                                  LEGAL MATTERS

         Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the securities offered by this prospectus for HP.

                                     EXPERTS

         Our consolidated financial statements and schedule at October 31, 2001 and 2000 and for each of the two years in the period ended October 31, 2001, appearing in our Annual Report on Form 10-K, as amended January 30, 2002, for the year ended October 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         Our consolidated financial statements and schedule for the year ended October 31, 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended January 30, 2002, for the year ended October 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements and schedule of Compaq Computer Corporation at December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001, appearing in our Current Report on Form 8-K dated February 14, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements and schedule of Compaq Computer Corporation for the year ended December 31, 1999 incorporated in this prospectus by reference to Hewlett-Packard Company's Current Report on Form 8-K dated February 14, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

         Registration fee...................................   $       60,428
         Accounting fees and expenses.......................           60,000
         Printing and engraving.............................           10,000
         Transfer agent fees................................           15,000
         Legal fees and expenses of the registrant..........           50,000
                                                               --------------
                Total.......................................   $      195,428
                                                               ==============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

         Our certificate of incorporation contains a provision eliminating the personal liability of our directors to HP or its shareowners for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

         Our bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. Our bylaws also provide:

         (i) that we may expand the scope of the indemnification by individual contracts with our directors and officers, and

         (ii) that we shall not be required to indemnify any director or officer unless the indemnification is required by law, if the proceeding in which indemnification is sought was brought by a director or officer, it was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the Delaware law, or the indemnification is required by individual contract.

In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

ITEM 16. EXHIBITS

         The following exhibits are filed with this registration statement or incorporated by reference herein:

         EXHIBIT
         NUMBER            DESCRIPTION
         ------            -----------

         3.1               Certificate of Incorporation. (1)
         3.2               Amendment to the Certificate of Incorporation. (2)
         3.3               Certificate of Designation of Rights, Preferences and Privileges of Series A Participating
                           Preferred Stock. (3)
         3.4               Amended and Restated Bylaws. (4)
         3.5               Amendment to Bylaws. (5)
         5.1               Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
        10.1               Compaq Computer Corporation 2001 Stock Option Plan. (5)
        10.2               Compaq Computer Corporation 1998 Stock Option Plan. (5)
        10.3               Compaq Computer Corporation 1995 Equity Incentive Plan. (5)
        10.4               Compaq Computer Corporation 1989 Equity Incentive Plan. (5)
        10.5               Compaq Computer Corporation Nonqualified Stock Option Plan for Non-Employee Directors. (5)
        10.6               Compaq Computer Corporation 1985 Stock Option Plan. (5)
        10.7               Compaq Computer Corporation 1985 Executive and Key Employee Stock Option Plan. (5)
        10.8               Compaq Computer Corporation 1985 Nonqualified Stock Option Plan. (5)
        10.9               Compaq Computer Corporation 1998 Former Nonemployee Replacement Option Plan. (5)
        23.1               Consent of Ernst & Young LLP, independent auditors.
        23.2               Consent of Ernst & Young LLP, independent auditors.
        23.3               Consent of PricewaterhouseCoopers LLP, independent accountants.
        23.4               Consent of PricewaterhouseCoopers LLP, independent accountants.
        23.5               Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
                           5.1).
        24.1               Power of Attorney of certain directors and officers of Hewlett-Packard Company. (See page
                           II-6).

----------
(1) Incorporated by reference from exhibit 3(a) to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended April 30, 1998.

(2) Incorporated by reference from exhibit 3(b) to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2001.

(3) Incorporated by reference from Exhibit 3.4 to the registrant's registration statement on Form 8-A dated September 4, 2001.

(4) Incorporated by reference from Exhibit 3.1 to the registrant's current report on Form 8-K dated November 6, 2001.

(5)      To be filed by amendment.

ITEM 17. UNDERTAKINGS

         (1) The undersigned registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (the "Securities Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

             (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on April 16, 2002.

                                         HEWLETT-PACKARD COMPANY


                                         By: /s/ CHARLES N. CHARNAS
                                             -----------------------------------
                                             Charles N. Charnas
                                             Assistant Secretary

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann O. Baskins and Charles N. Charnas, and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, on April 16th, 2002 this registration statement has been signed by the following persons in the capacities indicated:

                SIGNATURE                                                  TITLE
---------------------------------------------         --------------------------------------------------------
/s/ CARLETON S. FIORINA                               Chairman, President and Chief Executive Officer
---------------------------------------------         (Principal Executive Officer)
Carleton S. Fiorina

/s/ ROBERT P. WAYMAN                                  Vice President, Finance and Administration and Chief
---------------------------------------------         Financial Officer (Principal Financial Officer) and
Robert P. Wayman                                      Director

/s/ JON E. FLAXMAN                                    Vice President and Controller (Principal Accounting
---------------------------------------------         Officer)
Jon E. Flaxman


---------------------------------------------         Director
Philip M. Condit

/s/ PATRICIA C. DUNN
---------------------------------------------         Director
Patricia C. Dunn

/s/ SAM GINN
---------------------------------------------         Director
Sam Ginn

/s/ RICHARD A. HACKBORN
---------------------------------------------         Director
Richard A. Hackborn


---------------------------------------------         Director
Walter B. Hewlett


---------------------------------------------         Director
Dr. George A. Keyworth II

/s/ ROBERT E. KNOWLING, JR.
---------------------------------------------         Director
Robert E. Knowling, Jr.

                                  EXHIBIT INDEX

         EXHIBIT
         NUMBER            DESCRIPTION
         ------            -----------

         3.1               Certificate of Incorporation. (1)
         3.2               Amendment to the Certificate of Incorporation. (2)
         3.3               Certificate of Designation of Rights, Preferences and Privileges of Series A Participating
                           Preferred Stock. (3)
         3.4               Amended and Restated Bylaws. (4)
         3.5               Amendment to Bylaws. (5)
         5.1               Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
        10.1               Compaq Computer Corporation 2001 Stock Option Plan. (5)
        10.2               Compaq Computer Corporation 1998 Stock Option Plan. (5)
        10.3               Compaq Computer Corporation 1995 Equity Incentive Plan. (5)
        10.4               Compaq Computer Corporation 1989 Equity Incentive Plan. (5)
        10.5               Compaq Computer Corporation Nonqualified Stock Option Plan for Non-Employee Directors. (5)
        10.6               Compaq Computer Corporation 1985 Stock Option Plan. (5)
        10.7               Compaq Computer Corporation 1985 Executive and Key Employee Stock Option Plan. (5)
        10.8               Compaq Computer Corporation 1985 Nonqualified Stock Option Plan. (5)
        10.9               Compaq Computer Corporation 1998 Former Nonemployee Replacement Option Plan. (5)
        23.1               Consent of Ernst & Young LLP, independent auditors.
        23.2               Consent of Ernst & Young LLP, independent auditors.
        23.3               Consent of PricewaterhouseCoopers LLP, independent accountants.
        23.4               Consent of PricewaterhouseCoopers LLP, independent accountants.
        23.5               Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
                           5.1).
        24.1               Power of Attorney of certain directors and officers of Hewlett-Packard Company. (See page
                           II-6).

----------
(1) Incorporated by reference from exhibit 3(a) to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended April 30, 1998.

(2) Incorporated by reference from exhibit 3(b) to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2001.

(3) Incorporated by reference from Exhibit 3.4 to the registrant's registration statement on Form 8-A dated September 4, 2001.

(4) Incorporated by reference from Exhibit 3.1 to the registrant's current report on Form 8-K dated November 6, 2001.

(5)   To be filed by amendment.